Exhibit 10.2

February 14, 2012

Jerry G. Mikolajczyk

Riverside Center

701 Riverside Park Place
Suite 302
Jacksonville, FL 32204

BILL OF SALE

This Bill of Sale confirms the agreement between Jerry G. Mikolajczyk, a resident of the State of Florida ("MIKOLAJCZYK") and XUN ENERGY, INC., a Nevada corporation ("XUN"). In this Bill of Sale, XUN and MIKOLAJCZYK are sometimes collectively called the "Parties,"

WHEREAS, Chris Bryan and Jerry G. Mikolajczyk were issued all common and/or preferred shares Crockett Energy Corporation.

1.  THE TRANSACTION

a.

Basic Transaction

As consideration for One dollar ($1.00), MIKOLAJCZYK sells and/or assigns 100% of all of his rights, title and interest in Common Voting Shares of Crockett Energy Corporation ("Crockett") to XUN ("MIKOLAJCZYK's Interests").

   b.

Conditions Precedent

i.

XUN OIL CORPORATION acquires the producing West Crockett Oil and Gas leases based in Crockett County, Texas with a total acreage of 2,320.5 acres, more or less, with 100% Working Interest, 75% Net Revenue Interest;

ii.

XUN OIL CORPORATION, as a minimum, secured financing of $5 million to complete a 10 well drilling and development program on the West Crockett Oil and Gas Leases.

XUN ENERGY, INC

/s/ Kevin M. Grapes________________

     Kevin M. Grapes

     Its: Director

Duly executed and agreed as to the Binding Provisions on February 14, 2012.

JERRY G. MIKOLAJCZYK

/s/ Jerry G. Mikolajczyk____________

Jerry G. Mikolajczyk